[Letterhead of Barnett, Bolt, Kirkwood, Long & McBride, P.A.]

January 3, 2012

SinoCoking Coal and Coke Chemical Industries, Inc.
c/o Loeb & Loeb LLP
345 Park Avenue
New York, New York  10154-1895

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Florida counsel to SinoCoking Coal and Coke Chemical Industries, Inc., a Florida corporation (the “Corporation”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for a shelf registration of certain securities under Rule 415 of the Act.  As set forth in the Registration Statement, the Corporation may offer for sale from time to time in one or more offerings any combination of common stock (“Common Stock”), preferred stock (“Preferred Stock”), debt securities (“Debt Securities”), warrants (“Warrants”), or units (“Units”), having a maximum aggregate offering price of $120,000,000.  The Common Stock, Preferred Stock, Debt Securities, Warrants, and Units may be referred to herein collectively as the “Securities”.  The specific terms of any offering will be provided in a prospectus supplement; provided, however, no prospectus supplement shall offer any Securities that are not registered and described in the Registration Statement.

1.   Documents Reviewed.  In connection with the foregoing, we have examined originals or copies, satisfactory to us, of

a.   the Registration Statement;

b.   the Articles of Incorporation of the Corporation, as amended and in effect on the date hereof;

c.   the Bylaws of the Corporation; and

SinoCoking Coal and Coke Chemical Industries, Inc.
January 3, 2012

d.   certain resolutions of the Corporation’s Board of Directors.

We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.  In particular, in rendering the following opinions, we have relied, with your approval, as to certain factual matters that affect our opinions, on the matters set forth in the Officer’s Certificate delivered to us by the Chief Executive Officer of the Corporation, a copy of which is attached as Exhibit A to this letter.

2.   Opinions.  Based on the foregoing, and subject to the qualifications and limitations set forth below, we are of the opinion that:

a.   The Common Stock (including any Common Stock duly issued upon (i) the exchange or conversion of any shares of Preferred Stock that are exchangeable or convertible into Common Stock, (ii) the exercise of any duly issued Warrants exercisable for Common Stock, or (iii) the exchange or conversion of Debt Securities which are exchangeable or convertible into Common Stock), upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Common Stock against payment therefor of such lawful consideration as the Corporation’s Board of Directors (the “Board”) has determined prior to the issuance of such Common Stock to be fair and adequate, will be validly issued, fully paid and non-assessable.

b.   The Preferred Stock (including any Preferred Stock duly issued upon (i) the exchange or conversion of any shares of Preferred Stock that are exchangeable or convertible into another series of Preferred Stock, (ii) the exercise of any duly issued Warrants exercisable for Preferred Stock, or (iii) the exchange or conversion of Debt Securities that are exchangeable or convertible into Preferred Stock), upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Preferred Stock against payment therefor of such lawful consideration as the Board has determined prior to the issuance of such Preferred Stock to be fair and adequate, will be validly issued, fully paid and non-assessable.

c.   The Debt Securities upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Debt Securities against payment therefor of such lawful consideration as the Board has determined prior to the issuance of such Debt Securities to be fair and adequate, will be validly issued.

d.   The Units, upon their issuance and delivery of certificates (or book-entry notation if uncertificated) for such Units against payment therefor of such lawful consideration as the Board has determined prior to the issuance of such Units to be fair and adequate, to the extent that such Units constitute Common Stock or Preferred Stock, will be validly issued, fully paid and non-assessable, and to the extent such Units constitute Debt Securities, will be validly issued.

SinoCoking Coal and Coke Chemical Industries, Inc.
January 3, 2012

e.   The Warrants, upon their issuance and delivery of certificates (or book-entry notation if uncertificated) for such Warrants against payment therefor of such lawful consideration as the Board has determined prior to the issuance of such Warrants to be fair and adequate, will be validly issued.

3.   Qualifications and Limitations.  The opinions expressed herein are subject to the following assumptions, qualifications and limitations:

a.   The Board will take such actions and adopt such resolutions from time to time as are necessary to approve the issuance and sale of any of the Securities identified in the Registration Statement at a specified price or pursuant to a specified pricing mechanism prior to any offering of such Securities.

b.   The issuance and sale of any Securities under the Registration Statement will be of a class authorized in the Corporation’s Articles of Incorporation on file with the Florida Secretary of State and will not exceed the number of shares authorized in such Articles of Incorporation.

c.   The Corporation will have obtained all necessary regulatory approvals, if any, prior to the issuance and sale of any of the Securities.

d.   We call your attention to the fact that we have acted as the Corporation’s special Florida counsel solely in connection with rendering the foregoing opinions and have not acted as securities counsel for the Corporation in connection with any of the foregoing matters.

e.   We do not express any opinion concerning any law other than the law of the State of Florida.  Our opinions are limited to the status of the Securities under the Florida Business Corporation Act.  We express no opinion as to any Florida securities laws, tax laws, usury laws, or bank regulatory laws; or as to any matter of law or fact not expressly opined upon herein.

SinoCoking Coal and Coke Chemical Industries, Inc.
January 3, 2012

This opinion letter is rendered for the benefit of the Corporation and its securities counsel, Loeb & Loeb LLP.  We hereby consent to the reliance upon and reference to this opinion letter in the opinion letter issued by Loeb & Loeb LLP filed as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.2 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectus and any Prospectus Supplement under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

        Sincerely,

        BARNETT, BOLT, KIRKWOOD, LONG & MCBRIDE, P.A.
        /s/ Barnett, Bolt, Kirkwood, Long & McBride, P.A.

CEB